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                                                                      EXHIBIT 21


        Subsidiaries of Registrant, Clear Channel Communications, Inc.




Name                                            State of Incorporation

Clear Channel Communications of Memphis, Inc.           Texas
Clear Channel Television, Inc.                          Nevada
Clear Channel Radio, Inc.                               Nevada
Clear Channel Management, Inc.                          Delaware
Clear Channel Radio Licenses, Inc.                      Nevada
Clear Channel Television Licenses, Inc.                 Nevada
Clear Channel Productions, Inc.                         Nevada
Clear Channel Metroplex, Inc.                           Nevada
Clear Channel Metroplex Licenses, Inc.                  Nevada
Clear Channel Holdings, Inc.                            Nevada
CCR Houston-Nevada, Inc.                                Nevada
Clear Channel Real Estate                               Nevada